UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)  of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 9, 2025

SPX TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-6948 (Commission File Number)	88-3567996 (IRS Employer Identification No.)

6325 Ardrey Kell Road, Suite 400 Charlotte, North Carolina 28277
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (980) 474-3700

NOT APPICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01	SPXC	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR§230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry Into a Material Definitive Agreement.

On September 9, 2025 (the “Third Amendment Effective Date”), SPX Enterprises, LLC (“SPXE”), a wholly owned subsidiary of SPX Technologies, Inc. (the “Company”), as the U.S. borrower, entered into a Third Amendment to Amended and Restated Credit Agreement and Amendment to Amended and Restated Guarantee and Collateral Agreement (the “Third Amendment”) with Bank of America, N.A., as administrative agent (the “Administrative Agent”), the lenders party thereto, and certain domestic subsidiaries of the Company, as guarantors, which amends the Amended and Restated Credit Agreement (as previously amended, the “Existing Credit Agreement”), dated as of August 12, 2022 (as amended by the Third Amendment, the “Amended Credit Agreement”), among the Company, as parent, SPXE, as the U.S. borrower, the foreign subsidiary borrowers party thereto, the lenders party thereto, Deutsche Bank AG, as foreign trade facility agent, and the Administrative Agent. The Amended Credit Agreement provides for committed senior secured financing in the aggregate amount of $2.025 billion, consisting of the following facilities (collectively, the “Senior Credit Facilities”), each with a final maturity of September 9, 2030:

•	A term loan facility in the aggregate principal amount of $500 million;

•	A multicurrency revolving credit facility, which will be available for loans and letters of credit in Dollars, Euro, Sterling and other currencies, in an aggregate principal amount up to the equivalent of $1.5 billion (with sublimits equal to the equivalents of $200 million for financial letters of credit, $50 million for non-financial letters of credit, and $250 million for non-U.S. exposure); and

•	A bilateral foreign credit instrument facility, which will be available for performance letters of credit and bank undertakings, in an aggregate principal amount in various currencies up to the equivalent of $25 million.

SPXE also may seek additional commitments, without consent from the existing lenders, to add incremental term loan facilities and/or increase the commitments in respect of the revolving credit facility and/or the bilateral foreign credit instrument facility by up to an aggregate principal amount not to exceed (x) the greater of (i) $500 million and (ii) the amount of Consolidated EBITDA (as defined in the Amended Credit Agreement) for the four fiscal quarters ended most recently before the date of determination, plus (y) an unlimited amount so long as, immediately after giving effect thereto, the Company’s Consolidated Senior Secured Leverage Ratio (defined in the Amended Credit Agreement generally as the ratio of consolidated total debt (excluding the face amount of undrawn letters of credit, bank undertakings, or analogous instruments and net of unrestricted cash and cash equivalents) at the date of determination secured by liens to Consolidated EBITDA for the four fiscal quarters ended most recently before such date) does not exceed 3.00:1.00, plus (z) an amount equal to all voluntary prepayments of the term loan facility and voluntary prepayments accompanied by permanent commitment reductions of the revolving credit facility and foreign credit instrument facility.

SPXE is a borrower under each of the Senior Credit Facilities, and SPXE may designate certain foreign subsidiaries to be borrowers under the revolving credit facility and the foreign credit instrument facility. There are no foreign subsidiary borrowers as of the Third Amendment Effective Date. All borrowings and other extensions of credit under the Senior Credit Facilities are subject to the satisfaction of customary conditions, including absence of defaults and accuracy in material respects of representations and warranties. The proceeds of the initial borrowings will be used to repay indebtedness outstanding under the Existing Credit Agreement.

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The interest rates applicable to loans in Dollars under the Senior Credit Facilities are, at SPXE’s option, equal to either (x) an alternate base rate (the highest of (a) the federal funds effective rate plus 0.50%, (b) the prime rate of Bank of America, N.A., and (c) the one-month Term SOFR rate plus 1.00%) or (y) the Term SOFR rate for the applicable interest period, plus, in each case, an applicable margin percentage, which varies based on the Company’s Consolidated Leverage Ratio (defined in the Amended Credit Agreement generally as the ratio of consolidated total debt (excluding the face amount of undrawn letters of credit, bank undertakings or analogous instruments and net of unrestricted cash and cash equivalents) at the date of determination to Consolidated EBITDA for the four fiscal quarters ended most recently before such date). The interest rates applicable to loans in other currencies under the Senior Credit Facilities are, at the applicable borrower’s option, equal to either (x) an adjusted alternative currency daily rate or (y) an adjusted alternative currency term rate for the applicable interest period, plus, in each case, the applicable margin percentage. The borrowers may elect interest periods of one, three or six months (and, if consented to by all relevant lenders, any other period not greater than twelve months) for term rate borrowings, subject in each case to availability in the applicable currency. The applicable per annum fees and interest rate margins are as follows:

Consolidated Leverage Ratio	Revolving Commitment Fee	Financial Letter of Credit Fee	Foreign Credit Instrument (FCI) Commitment Fee	FCI Fee and Non-Financial Letter of Credit Fee	Term SOFR Loans/Alternative Currency Loans	ABR Loans
Less than 0.75 to 1.0	0.200%	1.250%	0.200%	0.750%	1.250%	0.250%
Greater than or equal to 0.75 to 1.0 but less than 2.00 to 1.0	0.225%	1.375%	0.225%	0.800%	1.375%	0.375%
Greater than or equal to 2.00 to 1.0 but less than 3.00 to 1.0	0.250%	1.500%	0.250%	0.875%	1.500%	0.500%
Greater than or equal to 3.00 to 1.0	0.275%	1.750%	0.275%	1.000%	1.750%	0.750%

The fees for bilateral foreign credit instruments are as specified above unless otherwise agreed with the bilateral foreign issuing lender. The applicable borrower will also pay fronting fees on the outstanding amounts of financial and non-financial letters of credit at the rates of 0.125% per annum and 0.25% per annum, respectively.

The Senior Credit Facilities require mandatory prepayments in amounts equal to the net proceeds from the sale or other disposition of (including from any casualty to, or governmental taking of) property in excess of specified values (other than in the ordinary course of business and subject to other exceptions) by the Company or its subsidiaries. Mandatory prepayments will be applied first to repay amounts outstanding under any term loans and then to amounts outstanding under the revolving credit facility (without reducing the commitments thereunder). No prepayment is required generally to the extent the net proceeds are reinvested (or committed to be reinvested) in permitted acquisitions, permitted investments or assets to be used in the business of the Company and its subsidiaries within 365 days (and if committed to be reinvested, actually reinvested within 180 days after the end of such 365-day period) of the receipt of such proceeds.

The borrowers may voluntarily prepay loans under the Senior Credit Facilities, in whole or in part, without premium or penalty. Any voluntary prepayment of loans will be subject to reimbursement of the lenders’ breakage costs in the case of a prepayment of term rate borrowings other than on the last day of the relevant interest period.

The obligations under the Senior Credit Facilities (and certain specified hedging and treasury obligations) are guaranteed by:

•	Each existing and subsequently acquired or organized domestic material subsidiary of the Company, with specified exceptions; and

•	The Company with respect to the obligations of foreign borrower subsidiaries under the revolving credit facility and the bilateral foreign credit instrument facility.

The obligations under the Senior Credit Facilities (and certain specified hedging and treasury obligations) are secured by a first priority pledge and security interest in 100% of the capital stock of domestic subsidiaries (with certain exceptions) held by the Company, SPXE or the domestic subsidiary guarantors and 65% of the voting capital stock (and 100% of the non-voting capital stock) of material first-tier foreign subsidiaries (with certain exceptions). If the Company obtains a corporate credit rating from Moody’s and S&P and such corporate credit rating is less than “Ba2” (or not rated) by Moody’s and less than “BB” (or not rated) by S&P, then the Company, SPXE and the domestic subsidiary guarantors are required to grant security interests, mortgages and other liens on substantially all of their assets. If the Company’s corporate credit rating is “Baa3” or better by Moody’s or “BBB-” or better by S&P and no defaults would exist, then all collateral security will be released and the indebtedness under the Senior Credit Facilities will be unsecured.

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The Amended Credit Agreement requires that the Company maintain:

•	A Consolidated Interest Coverage Ratio (defined in the Amended Credit Agreement generally as the ratio of Consolidated EBITDA for the four fiscal quarters then ended to consolidated cash interest expense for such period) as of the last day of any fiscal quarter of at least 3.00 to 1.00; and

•	A Consolidated Leverage Ratio as of the last day of any fiscal quarter of not more than 3.75 to 1.00 (or 4.25 to 1.00 for the four fiscal quarters after certain permitted acquisitions).

The Amended Credit Agreement also contains covenants that, among other things, restrict the ability of the Company and its subsidiaries to incur additional indebtedness, grant liens, make investments, loans or guarantees, make restricted junior payments, including dividends, redemptions of capital stock, and voluntary prepayments or repurchase of subordinated indebtedness, engage in mergers, acquisitions or sales of assets, enter into sale and leaseback transactions, or engage in certain transactions with affiliates. The Amended Credit Agreement contains customary representations, warranties, affirmative covenants and events of default.

The foregoing description of the Third Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Third Amendment, which is filed as Exhibit 10.1 and is incorporated by reference herein.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 hereof is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Third Amendment to Amended and Restated Credit Agreement and Amendment to Amended and Restated Guarantee and Collateral Agreement dated as of September 9, 2025 among SPX Enterprises, LLC, as the U.S. Borrower, SPX Technologies, Inc., the other Guarantors party thereto, Bank of America, N.A., as the Administrative Agent, and the Lenders party thereto

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPX TECHNOLOGIES, INC.
(Registrant)

Date: September 11, 2025	By:	/s/ Mark A. Carano
Mark A. Carano
Vice President, Chief Financial Officer and Treasurer

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